Exhibit 99.1

BIMI Announces Results of 2023 Special meeting of Shareholders.

NEW YORK, April 19, 2023 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced the results of the Company’s 2023 Special Meeting of Shareholders held on April 13, 2023 at the offices of the Company, 15th Floor, 725 5th Avenue, New York, NY, 10022.

At the Special Meeting, the shareholders voted and approved,

1.	In accordance with Nasdaq Marketplace Rule 5635(a), the issuance of shares of the Company’s common stock pursuant to the stock purchase agreement dated as of July 5, 2022, as amended on February 27, 2023, between the Company and Mr. Fnu Oudom the Chairman of the board of directors, whereby the Company agreed to issue 270,000 shares of common stock to Mr. Oudom as partial consideration for the Company’s purchase of 100% of the equity interests in Phenix Bio Inc. from Mr. Oudom and 5,000,000 shares of common stock to Mr. Oudom in the event Phenix attains a profit of $2,500,000 in 2023.

2.	In accordance with Nasdaq Marketplace Rule 5635(d), the issuance of 2,000,000 shares of common stock to Mr. Oudom in consideration for his payment of $3,000,000 pursuant to a stock purchase agreement dated as of February 27, 2023, between the Company and Mr. Oudom.

3.	In accordance with Nasdaq Marketplace Rule 5635(d), the issuance of 1,330,000 shares of common stock to Mr. Oudom pursuant to an agreement dated as of February 27, 2023, in consideration for the prepayment of a $2,000,000 convertible promissory note sold by the Company to Mr. Oudom on December 6, 2022.

Upon the approval of the issuance of all these shares, and if Phenix attains profits of $2.5 million in 2023, an additional 8,600,000 shares of common Stock will be issued to Mr. Oudom; as a result, Mr. Oudom will hold approximately 79.34 % of the Company’s common stock outstanding post issuance (or 65.40 % before Phenix achieves the $2.5 million profitability milestone).

Mr. Tiewei Song, the CEO of BIMI International Medical Inc., said, “On behalf of everyone at BIMI International Medical Inc., I would like to express our gratitude to Chairman Fnu Oudom for his unwavering support of our company and its subsidiaries.”

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact
Investor Relations Department of BIMI International Medical Inc.
Email: vinson@usbimi.com
Tel: +1 949 981 6274